EXHIBIT 99.1

The CATO Corporation

                                           NEWS RELEASE

FOR IMMEDIATE RELEASE

                        CEO Approval ________

For Further Information Contact:

            John R. Howe

            Executive Vice President

            Chief Financial Officer

            704-551-7315

CATO REPORTS 2Q EPS FLAT TO LAST YEAR

Provides Second Half Guidance

Charlotte, NC (August 20, 2015) – The Cato Corporation (NYSE: CATO) today reported net income of $15.6 million or $.56 per diluted share for the second quarter ended August 1, 2015, compared to net income of $15.7 million or $.56 per diluted share for the second quarter ended August 2, 2014.  Net income and earnings per diluted share were flat to the prior year.  Sales for the second quarter ended August 1, 2015 were $249.2 million, up 2% from sales of $243.8 million last year.  Second quarter same-store sales were flat to last year.

For the six months ended August 1, 2015, the Company earned net income of $46.7 million or $1.67 per diluted share, compared with net income of $45.7 million or $1.61 per diluted share for the six months ended August 2, 2014.  Net income increased 2% and earnings per diluted share increased 4%.  Sales for the first half were $530.8 million, up 1% to the prior year’s first half sales of $526.2 million.  Same-store sales for the first half were down 2% from the prior year.

“Sales continue to be challenging in the current retail environment,” said John Cato, Chairman, President, and Chief Executive Officer.  “We expect second half earnings per diluted share will be within our original guidance range of $.46 to $.55.”

8100 Denmark Road

P.O. Box 34216

Charlotte, NC  28234

(704) 554-8510

Second quarter gross margin was 38.0% compared to 39.0% last year due primarily to lower merchandise margins.  Second quarter SG&A costs as a percent of sales decreased to 26.9% from 28.0% last year primarily as a result of lower incentive compensation.  The effective tax rate for the quarter was 37.5% compared to 36.8% last year, primarily due to lower Work Opportunity Tax Credit (WOTC) credits this year.

Our guidance of earnings per diluted share for the second half is unchanged from our original guidance of $.46 to $.55.  By quarter, earnings per share are estimated to be in the range of $.12 to $.16 versus $.20 last year for the third quarter and $.35 to $.39 versus $.33 last year for the fourth quarter.  Comparable store sales for both the third and fourth quarters are estimated to be in the range of down 2% to flat.  Based on year-to-date results and this guidance for the second half, earnings per diluted share are expected to be within the range of $2.10 to $2.23 versus $2.15 last year, a decrease of 2% to an increase of 4%.

During the first half, the Company opened 14 new stores, relocated five stores and closed two stores.  The Company now expects to open 40 stores, down from the original plan of 45.  As of August 1, 2015, The Cato Corporation operated 1,358 stores in 32 states, compared to 1,328 stores in 32 states as of August 2, 2014.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”.  The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com.  Versona is a unique fashion destination offering apparel and accessories including jewelry, handbags and shoes at exceptional prices every day.  Select Versona merchandise can also be found at www.shopversona.com.  It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.  Additional information on The Cato Corporation is available at www.catocorp.com.

8100 Denmark Road

P.O. Box 34216

Charlotte, NC  28234

(704) 554-8510

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road

P.O. Box 34216

Charlotte, NC  28234

(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED AUGUST 1, 2015 AND AUGUST 2, 2014

(Dollars in thousands, except per share data)

	Quarter Ended				Six Months Ended

	August 1,	%	August 2,	%	August 1,	%	August 2,	%
	2015	Sales	2014	Sales	2015	Sales	2014	Sales

REVENUES
Retail sales	$249,215	100.0%	$243,775	100.0%	$530,790	100.0%	$526,238	100.0%
Other revenue (principally finance,
late fees and layaway charges)	2,054	0.8%	2,283	0.9%	4,378	0.8%	4,553	0.9%

Total revenues	251,269	100.8%	246,059	100.9%	535,168	100.8%	530,791	100.9%

GROSS MARGIN (Memo)	94,732	38.0%	95,138	39.0%	213,787	40.3%	213,237	40.5%

COSTS AND EXPENSES, NET
Cost of goods sold	154,483	62.0%	148,637	61.0%	317,003	59.7%	313,001	59.5%
Selling, general and administrative	67,111	26.9%	68,332	28.0%	135,695	25.6%	135,819	25.8%
Depreciation	5,554	2.2%	5,424	2.2%	10,928	2.1%	10,875	2.1%
Interest and other income	(834)	-0.3%	(1,099)	-0.5%	(1,402)	-0.3%	(1,841)	-0.4%

Cost and expenses, net	226,314	90.8%	221,294	90.8%	462,224	87.1%	457,854	87.0%

Income Before Income Taxes	24,955	10.0%	24,764	10.2%	72,944	13.7%	72,937	13.9%

Income Tax Expense	9,361	3.8%	9,113	3.7%	26,267	5.0%	27,279	5.2%

Net Income	$15,594	6.3%	$15,651	6.4%	$46,677	8.8%	$45,658	8.7%

Basic Earnings Per Share	$0.56		$0.56		$1.67		$1.61

Diluted Earnings Per Share	$0.56		$0.56		$1.67		$1.61

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	August 1,	August 2,	January 31,
	2015	2014	2015
	(Unaudited)	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$70,132	$92,247	$93,946
Short-term investments	213,848	158,198	162,185
Restricted cash	4,472	4,692	4,479
Accounts receivable - net	37,580	40,315	41,023
Merchandise inventories	123,195	116,026	137,549
Other current assets	18,870	11,970	15,269

Total Current Assets	468,097	423,448	454,451

Property and equipment – net	134,993	145,614	135,181

Noncurrent Deferred Income Taxes	4,567	1,375	3,363

Other assets	20,506	9,674	15,283

TOTAL	$628,163	$580,111	$608,278

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$179,928	$168,934	$193,901

Noncurrent Liabilities	36,546	31,951	34,179

Stockholders' Equity	411,689	379,226	380,198

TOTAL	$628,163	$580,111	$608,278